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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             SYNAPTICS INCORPORATED

      Synaptics Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware (the "Corporation"), does hereby certify:

      FIRST: That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable a proposed amendment to the Certificate of Incorporation of the Corporation, amending Article SIXTH to read in its entirety as set forth on Exhibit A hereto.

      SECOND: That the aforesaid amendment was approved by a majority of stockholders of the Corporation at a meeting of the stockholders held on October 22, 2002.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation law of the state of Delaware.

      IN WITNESS WHEREOF, Synaptics Incorporated has caused this Certificate of Amendment to be signed by Russell J. Knittel, its Senior Vice President, Chief Financial Officer, Chief Administrative Officer, and Secretary, as of the 22nd day of October, 2002.

                                             Synaptics Incorporated

                                             By:   /s/Russell J. Knittel
                                             Name: Russell J. Knittel
                                             Its:  Senior Vice President, Chief
                                                   Financial Officer, Chief
                                                   Administrative Officer, and
                                                   Secretary

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                                    EXHIBIT A

            SIXTH: The size of the Board of Directors may be increased or decreased in the manner provided in the Bylaws of the Corporation.

            All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by law.

            The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article FOURTH hereof ("Preferred Stock Directors") shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. Class I directors shall initially serve until the 2003 meeting of stockholders; Class II directors shall initially serve until the 2004 meeting of stockholders; and Class III directors shall initially serve until the 2005 meeting of stockholders. Commencing with the annual meeting of stockholders in 2003, directors of each class, the term of which shall then expire, shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

            Any director chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified or until their earlier death, resignation, disqualification, or removal.

            Any director may be removed from office with or without cause only by: (1) the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the then outstanding shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for the purposes of this Article SIXTH, each share of Voting Stock shall have the number of votes granted to it in accordance with Article FOURTH of this Certificate of Incorporation) or (2) the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the then serving directors of the Corporation.

            Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to any other vote required by law, the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with this Article SIXTH.